Exhibit 99.2

Notes to Footnote 4:

The following table sets forth the number of shares of Series A Preferred Stock held by the reporting persons and the number of shares of Common Stock issuable upon conversion of such shares. The reporting persons may be members of a Section 13(d) group that owns more than 10% of the issuer's shares. The reporting persons disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.


Holder                         Shares of Series A       Shares of Common
                               Preferred Stock held     Stock Issuable upon
                               by the Holder            Conversion of the
                                                        Series A Preferred
                                                        Stock

JMI Equity Fund IV, L.P.	17,519	                700,765
JMI Equity Fund IV (AI), L.P.	1,387	                55,494
JMI Euro Equity Fund IV, L.P.	5,594	                223,765
JMI Equity Side Fund, L.P.	436	                17,455
JMI Side Associates, L.L.C.	*	                *
JMI Associates IV, L.L.C.	*	                *


Notes to Footnote 5:

The following table sets forth the number of shares of Series B Preferred Stock held by the reporting persons and the number of shares of Common Stock issuable upon conversion of such shares. The reporting persons disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.


Holder                         Shares of Series B        Shares of Common
                               Preferred Stock held      Stock Issuable upon
                               by the Holder             Conversion of the
                                                         Series B Preferred
                                                         Stock

JMI Equity Fund IV, L.P.	515,339	                 343,559
JMI Equity Fund IV (AI), L.P.	40,810	                 27,206
JMI Euro Equity Fund IV, L.P.	164,556	                 109,704
JMI Equity Side Fund, L.P.	12,837	                 8,558
JMI Side Associates, L.L.C.	*	                 *
JMI Associates IV, L.L.C.	*	                 *

________
* The shares reported above are held by JMI Equity Fund IV, L.P., JMI Equity Fund IV (AI), L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Side Fund, L.P., respectively, as set forth above. JMI Associates IV, L.L.C. is the general partner of JMI Equity Fund IV, L.P., JMI Equity Fund IV (AI), L.P. and JMI Euro Equity Fund IV, L.P. and may therefore be deemed to be the beneficial owner of the shares held by such entities. JMI Side Associates, L.L.C. is the general partner of JMI Equity Side Fund, L.P. and may be therefore be deemed to be the beneficial owner of the shares held by JMI Equity Side Fund, L.P. The reporting persons may be members of a Section 13(d) group that owns more than 10% of the issuer's shares. Each reporting person disclaims beneficial ownership of any shares other than those in which it has a pecuniary interest.